Filed pursuant to Rule 424(b)(3)

File No. 333-252344

VALKYRIE BITCOIN FUND

(the “Trust”)

Supplement dated April 15, 2024

to

Prospectus dated January 10, 2024, as amended February 1, 2024, and March 15, 2024

This supplement updates the prospectus of the Trust dated January 10, 2024, as amended February 1, 2024, and March 15, 2024, with the following information. It should be read in its entirety and kept together with your prospectus(es) for future reference.

Withdrawal of the Sponsor

Effective June 14, 2024 (the “Effective Date”), Valkyrie Digital Assets LLC (the “Sponsor”) shall withdraw as Sponsor to the Trust. Pursuant to Section 6.9 of the Trust Agreement, on the Effective Date of the Sponsor’s withdrawal as Sponsor to the Trust, CoinShares Co. shall automatically and without further action by the Sponsor, Trustee or the Shareholders (as defined in the Trust Agreement) become the successor Sponsor and shall have all the powers, rights, duties and obligations of the Sponsor under the Trust Agreement.